Roma, 2 de abril de 2007

COMISIÓN NACIONAL DEL MERCADO DE VALORES
Dirección de Mercados Primarios
Paseo de la Castellana, 19
28046 Madrid

Muy señores nuestros: En cumplimiento de lo dispuesto en el Artículo 82 de la Ley 24/1988, de 28 de julio, de Mercado de Valores, ENEL S.p.A. comunica el siguiente:	Dear Sirs, In compliance with article 82 of Act 24/1988, of July 28th, on the Securities Market, ENEL S.p.A. hereby reports the following:
HECHO RELEVANTE	RELEVANT INFORMATION

Las iniciativas adoptadas por E.On, de un lado, y Acciona y Enel, del otro, para promover y defender sus respectivos proyectos de gestión en Endesa han desembocado en un estado de confrontación empresarial y judicial que amenazaba con hacerse permanente en detrimento de Endesa, de sus accionistas y de las partes.

The actions adopted by E.On, Acciona and Enel to promote and defend their respective management projects for Endesa have led to a business and legal confrontation, which threatened to become permanent, to the detriment of Endesa, its shareholders and the parties.

Para remediar esta situación y despejar la incertidumbre e inestabilidad que podrían comprometer el desarrollo futuro de Endesa y afectar al éxito de sus operaciones y de su desarrollo financiero si se prolongaran indefinidamente, E.On, Acciona y Enel han decidido de común acuerdo en el día de hoy poner fin a sus diferencias mediante la celebración del acuerdo que se adjunta (el “Acuerdo”), cuyos términos más relevantes se resumen a continuación (se adjunta una versión en castellano del Acuerdo a efectos meramente informativos).

In order to bring that situation to an end and to dissipate the uncertainties and unsteadiness that could compromise Endesa´s future development and adversely affect the success of its operations and financial performance of Endesa if continued into the indefinite future, E.On, Acciona and Enel have decided today to jointly resolve and settle their conflicts by entering into the attached agreement (the “Agreement”), the main terms of which are summarized below (a Spanish version of the Agreement prepared for informational purposes is enclosed).

1. Compromisos de E.On respecto de su OPA	1. E.On´s undertakings as to its tender offer
E.On se ha comprometido (i) a no renunciar a la condición a la que está	E.On has undertaken (i) not to waive the existing condition precedent of its current sujeta su OPA en curso, y a dejar dicha oferta sin efecto si las aceptaciones recibidas no alcanzan la mayoría del capital social de Endesa; y (ii) a no adquirir acciones de Endesa ni realizar otro tipo de operaciones sobre las acciones de Endesa durante los próximos cuatro años, salvo que la OPA de E.On tenga éxito.

tender offer, and accordingly E.On will not acquire any shares tendered if less than a majority of the outstanding share capital of Endesa is tendered in the offer; and (ii) unless E.On’s tender offer is successful, not to acquire, nor to enter into other kind of transactions in respect of, shares in Endesa for the next four years.

2. Adquisición por E.On de activos de Endesa	2. Acquisition by E.On of assets of Endesa

Enel y Acciona se han comprometido a someter a la consideración de los órganos sociales de Endesa y, específicamente, de su Junta General, y a apoyar en ellos, la venta a E.On de los siguientes activos:

Enel and Acciona have undertaken to submit to the consideration of the corporate bodies of Endesa (and specifically, of its shareholders´ meeting), and to support within those bodies, the sale to E.On of the following assets:

(i) Los activos de Endesa Europa, S.L.U. en Francia, Italia, Polonia y Turquía; y	(i) the assets onwed by Endesa Europa, S.L. in France, Italy, Poland and Turkey; and

(ii)

ciertos activos adicionales radicados en España consistentes en (a) derechos por 10 años sobre una capacidad de 450 MW de energía eléctrica de origen nuclear en base a un contrato de suministro de energía y (b) tres centrales térmicas con una potencia instalada conjunta de aproximadamente 1475 MW.

(ii)

certain additional assets located in Spain consisting of (a) drawing rights over 450 MW of nuclear-generated electricity under a 10-year energy supply agreement; and (b) three power plants with an installed capacity of approximately 1475 MW in aggregate.

El precio de la compraventa será el valor de mercado de los activos a transferir, cuya determinación se basará en la valoración de varios bancos de inversión de reconocido prestigio internacional.

The price of the sale and purchase of these assets will be equal to the fair market value of these assets, which will be based on the valuation made by several investment banks of internationally recognized standing.

3. Adquisición por E.On de activos de Enel	3. Acquisition by E.On of assets of Enel
Enel ha asumido, por su parte, el compromiso de vender a E.On su participación en Enel Viesgo Generación, S.L., Enel Viesgo Servicios, S.L., y Electra	For its part, Enel has agreed to sell to E.On its stake in Enel Viesgo Generación, S.L., Enel Viesgo Servicios, S.L., and Electra de Viesgo Distribución, S.L.

de Viesgo Distribución, S.L.

Acciona y Enel han acordado hoy modificar el Acuerdo sobre Acciones de Endesa suscrito y comunicado al mercado el pasado 26 de marzo de 2007 para dejar sin efecto la estipulación que preveía la integración de los activos de Viesgo en Endesa (se adjunta copia del referido acuerdo y de su traducción al castellano).

Acciona and Enel have agreed today to amend the Cooperation Agreement executed and disclosed to the market on March 26, 2007 to eliminate the clause that provided for the integration of Viesgo’s assets into Endesa (a copy of such agreement and its translation into Spanish are enclosed hereto).

El precio de la compraventa será el valor de mercado de los activos a transferir, cuya determinación se basará en la valoración de varios bancos de inversión de reconocido prestigio internacional.

The price of the sale and purchase of these assets will be equal to the fair market value of these assets, which will be based on the valuation made by several investment banks of internationally recognized standing.

4. Condiciones suspensivas	4. Conditions precedent

Los compromisos de venta previstos en los apartados 2 y 3 anteriores están sujetos al cumplimiento o renuncia de las siguientes condiciones suspensivas: (1) que Acciona y Enel hayan adquirido el control efectivo sobre Endesa y (2) que las partes hayan obtenido las autorizaciones administrativas pertinentes.

The sale undertakings set forth in sections 2 and 3 above are subject to the satisfaction or waiver the following conditions precedent: (1) that Acciona and Enel have acquired effective control over Endesa and (2) that the parties have obtained relevant regulatory authorizations.

5. Acuerdos sobre acciones legales	5. Agreements on legal claims

Acciona y Enel, de un lado, y E.On, de otro han acordado desistir de todas las acciones legales que pudiesen haber iniciado respecto de sus respectivas inversiones en Endesa y en general renunciar a cualquier reclamación futura relativa a tales inversiones.

Acciona and Enel, on the one hand, and E.On, on the other, have agreed to release and waive any claims (and to terminate all litigation) they may have against each other relating to Endesa securities and related matters.

6. OPA de Acciona y Enel	6. Tender Offer by Acciona and Enel

El Acuerdo reitera, también frente a E.On, el compromiso asumido por Acciona y Enel en el Acuerdo sobre Acciones de Endesa celebrado el 26 de Marzo de 2007 de formular una OPA sobre la totalidad del capital de Endesa en los términos y condiciones establecidos en el Acuerdo sobre las Acciones de Endesa, a un precio

The Agreement reaffirms the undertaking of Acciona and Enel set forth in the Cooperation Agreement executed on March 26, 2007 between them, for their benefit and for the benefit of E.On, to launch a tender offer for the total share capital of Endesa on the terms and subject to the conditions set forth in the no inferior a € 41, incrementado con los intereses devengados sobre tal importe desde la fecha del Acuerdo sobre las Acciones de Endesa hasta la fecha de presentación de la OPA a un interés equivalente a EURIBOR a 3 meses, y deduciendo cualquier dividendo pagado respecto de las acciones de Endesa con posterioridad a la fecha del Acuerdo sobre las Acciones de Endesa.

Cooperation Agreement, at a price per Endesa share not lower than € 41, plus interest accrued on such amount from the date of the Cooperation Agreement until the date of the filing of the tender offer at an interest rate equal to the three-month Euro Interbank Offered Rate (EURIBOR), minus any dividends paid on Endesa shares from and after the date of the Cooperation Agreement.

7. Intereses en juego	7. Interests at stake

El Acuerdo busca salvaguardar todos los intereses implicados en una empresa de la envergadura y significación de Endesa. Las partes entienden que el Acuerdo, además de satisfacer sus legítimos intereses privados, beneficia:

The Agreement aims at safeguarding all the interests involved in a company with the relevance and magnitude of Endesa. The parties believe that the Agreement will, besides satisfying their legitimate private interests:

a)

el interés de los accionistas minoritarios pues el Acuerdo contribuye a acelerar y dotar de certeza a la OPA que lanzará Acciona y Enel sobre Endesa a un precio superior al ofrecido por E.ON (al menos, 41 Euros, incrementado con los intereses devengados sobre ese importe desde la presentación de la OPA, ajustado por los dividendos distribuidos), porque, entre otros motivos, en caso de que E.On desistiese de su oferta por no tener ésta resultado positivo, no será aplicable la moratoria de seis meses establecida por la CNMV en su acuerdo de 23 de marzo de 2007;

a)

benefit the public shareholders, because the Agreement increases the speed and certainty with which Acciona and Enel could launch their tender offer for Endesa securities, which tender offer will be at a higher price (at least € 41, plus interest accruing on such amounts until the launch of the tender offer, and adjusted for any dividends distributed) than the price offered in E.On’s tender offer, in part because the six-month moratorium established in the CNMV´s resolution issued on March 23, 2007 will not apply if E.On withdraws its offer because it has not had a positive result.;

b)

el interés del mercado eléctrico español y los consumidores, ya que las desinversiones previstas en el Acuerdo mediante la venta de activos a E.On contribuirán a dinamizarlo y a incrementar su nivel de competencia efectiva, al menos, bajo dos perspectivas: (a) reforzando la competitividad de los operadores secundarios y (b) minorando la cuota de mercado del primer operador, que

b)

benefit the Spanish electricity market and customers, because the sales provided for in the Agreement, consisting of asset sales to E.On, will contribute to the enhancement of the level of workable competition in the market, at least, from two perspectives: (a) by strengthening the competitiveness of the secondary players and (b) by reducing the market share of the first player, which has

en ocasiones se ha considerado potencialmente elevada por las autoridades de la competencia, pero sin afectar el estatus de Endesa como un líder del sector en España y Latinoamérica; y	sometimes been regarded as potentially high by antitrust authorities, but without undermining Endesa’s status as a sector leader in Spain and Latin America; and

c)

el interés de la propia Endesa, toda vez que el Acuerdo está llamado a facilitar la gestión de la compañía, a garantizar la operatividad de sus órganos sociales (minimizando el riesgo de bloqueo) y a despejar las incógnitas sobre el futuro de Endesa que impedían o dificultaban su planificación estratégica. Debe también observarse que buena parte de las desinversiones que implica el presente Acuerdo (señaladamente la venta de Endesa Italia) serían de otra forma exigibles y, en todo caso, sin afectar adversamente el negocio actual de Endesa.

c)

benefit Endesa, because the Agreement is expected to facilitate the management of Endesa, to guarantee the functioning of its corporate bodies (minimizing the risk of deadlock) and to dissipate the uncertainties regarding Endesa’s future that obstructed or hindered its strategic planning. It should also be noted that a significant portion of the sales provided for in the Agreement (namely, the sale of Endesa Italia) would nonetheless be otherwise required on regulatory grounds and in any event will not adversely impact the ongoing operations of Endesa.

Atentamente,

Yours sincerely,

ENEL S.p.A.
P.p.

__________________________________

Claudio Sartorelli

Secretario del Consejo de Administración de Enel, S.p.A.

Advertencias Legales

Este comunicado contiene información sobre Acciona, S.A. (Acciona), Enel SpA (Enel) y E.ON AG (E.On) con respecto a la titularidad última de acciones de Endesa, S.A. (Endesa) y con respecto a un acuerdo (“Acuerdo”) celebrado hoy entre Acciona, Enel y E.On, y a las operaciones y asuntos que forman parte del Acuerdo.

Este comunicado debe leerse junto con el Acuerdo. Una copia del Acuerdo, en su versión inglesa original, se presentará ante la Securities and Exchange Comission (SEC) de los Estados Unidos y su traducción al español se ha presentado ante la Comisión Nacional del Mercado de Valores (CNMV).

Disclaimer

This communication contains information on Acciona, S.A. (Acciona), Enel S.p.A. (Enel) and E.ON AG (E.On) in connection with the beneficial ownership of shares in Endesa, S.A. (Endesa) and in connection with an agreement (the "Agreement") entered into today among Acciona, Enel, and E.On and the transactions and matters contemplated by the Agreement.

This communication should be read together with the Agreement, an original English language copy of which will be filed with the U.S. Securities and Exchange Commission (SEC) and a Spanish language translation of which has been filed with the Spanish Comisión Nacional

Adicionalmente, los analistas e inversores deben revisar cuidadosamente los documentos presentados por Acciona, Enel y E.On ante la CNMV y con la SEC, porque dichos documentos contienen información importante sobre Acciona, Enel y E.On, su titularidad última de acciones de Endesa, el Acuerdo, las transacciones contempladas en el mismo, y otras materias relacionadas. El Acuerdo y toda la información mencionada en este párrafo están disponibles públicamente en www.cnmv.es y www.sec.gov y debe considerarse reproducida en este comunicado.

La ejecución de las operaciones previstas o referidas en el Acuerdo a las que se refiere este comunicado (incluida la OPA de E.On en curso por el 100% de las acciones de Endesa, la oferta pública de adquisición conjunta que Acciona y Enel han propuesto sobre el 100% de las acciones de Endesa y la adquisición por parte de E.On de ciertos activos propiedad de Endesa y Enel) se encuentra sujeta a varias condiciones, autorizaciones, eventualidades y otros requisitos y restricciones derivadas de la legislación aplicable y del Acuerdo en sí. Adicionalmente, en la medida en que la legislación aplicable lo permita, Acciona, Enel y E.On se reservan el derecho de realizar las modificaciones, complementos, renuncias o rescisiones del Acuerdo que acuerden en cada momento. Como resultado de lo anterior, los analistas e inversores no deben considerar que este comunicado o el Acuerdo garantiza que la s operaciones previstas en dichos documentos se efectuarán o implementarán necesariamente. Asimismo, se urge a los analistas e inversores a que lean el Acuerdo y obtengan asesoría legal para comprender adecuadamente los términos, condiciones, riesgos y eventualidades a las que están sujetas las operaciones previstas en el Acuerdo.

Este comunicado tiene el propósito de resumir y explicar ciertas disposiciones claves del Acuerdo a los accionistas de Acciona, Enel y E.On, a otros inversores de Endesa y al mercado en general. La preparación y divulgación de esta información no tiene por objeto recomendar o sugerir, directa o indirectamente, cualquier estrategia de inversión en relación relativa a Acciona, Enel, E.On, Endesa, o a cualquier otra compañía o a sus valores. Este comunicado no constituye una oferta ni solicitud de oferta para vender, suscribir o comprar algún valor, ni una solicitud de votos o aprobación en cualquier jurisdicción, ni habrá ninguna venta, emisión o transferencia de los valores a los cuales se refiere este comunicado en contravención a la legislación aplicable vigente en cualquier jurisdicción. Sujeto a los términos y condiciones establecido s en el Acuerdo y en el acuerdo celebrado entre Acciona y Enel el 26 de marzo de 2007, Acciona y Enel presentarán un folleto de oferta pública de adquisición de las acciones de Endesa ante la CNMV y otros supervisores del mercado competentes en cuanto lo permitan y/o requieren las leyes aplicable. Dicho folleto será suministrado a los accionistas de Endesa conforme a las leyes aplicables en la medida que dichas leyes lo permitan o requieran.

La divulgación, publicación o distribución de este comunicado en ciertas jurisdicciones puede ser restringida por ley y, por lo tanto, las personas pertenecientes a dichas jurisdicciones deben informarse y observar estas restricciones.

 del Mercado de Valores (CNMV).

Further, analysts and investors should carefully review all of the filings made by Acciona, Enel and E.On with the CNMV and with the SEC, because those filings contain important information about Acciona, Enel and E.On, their beneficial ownership of Endesa shares, the Agreement, the transactions contemplated thereby, and other related matters. The Agreement and all of the information referred to in this paragraph is publicly available at www.cnmv.es and www.sec.gov, and must be considered incorporated by reference in this communication.

The implementation of the transactions contemplated or referred to by the Agreement and referred to herein, (including the pending tender offer by E.On for 100% of the shares of Endesa, the contemplated joint tender offer by Acciona and Enel for 100% of the shares of Endesa, and the acquisitions by E.On of some assets owned by Endesa and Enel) is subject to various conditions, authorizations, contingencies and other significant requirements and constraints deriving from applicable laws and regulations and from the Agreement itself. Further, to the extent permitted under applicable law, Acciona, Enel and E.On reserve their right to amend, supplement, waive or rescind any part of the Agreement as they may agree from time to time. As a result of the foregoing, analysts and investors should not rely on this communication or on the Agreement as an assurance that any or all of the transactions envisaged in said documents will be necessarily completed or implemented. Further, analysts and investors are urged to read the Agreement and to seek legal advice in order to fully understand the terms, conditions, risks and contingencies to which the transactions envisaged in the Agreement are subject.

This communication has the purpose of summarizing and explaining certain key provisions of the Agreement for the benefit of the shareholders of Acciona, Enel and E.On, other investors in Endesa and the market in general. By preparing and releasing this communication, none of Acciona, Enel or E.On intends to recommend or suggest, directly or indirectly, any investment strategy in connection with Acciona, Enel, E.On, Endesa or any other company, or with any securities issued by any such persons. This communication does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any security, nor is it a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of the securities referred to in this communication in any jurisdiction in contravention of applicable law. Subject to the terms and conditions provided in the Agreement and the agreement executed by and between Acciona and Enel on March 26, 2007, Acciona and Enel shall file with the CNMV and with other applicable market supervisors and regulators a tender offer document for the shares of Endesa, as soon as it is permitted and/or required under applicable laws. Such prospectus will be provided to shareholders of Endesa in accordance with applicable laws to the extent required or permitted thereby.

The release, publication or distribution of this communication in certain jurisdictions may be restricted by law and therefore persons in any such jurisdiction into which this communication is released, published or

Información Importante y Adicional para Inversores Estadounidenses

Si Acciona y Enel inician una oferta pública de adquisición de acciones en los Estados Unidos, deberán presentar ante la SEC un folleto de oferta pública de adquisición de acciones que incluirá una oferta de compra, carta compromiso y documentos relacionados. Se enviarán la oferta de compra, carta compromiso y documentos relacionados a los tenedores registrados estadounidenses de acciones de Endesa y a los tenedores de American Depositary Shares (ADS) de Endesa representativos de acciones de Endesa y se pondrán a la disposición de los beneficiarios últimos de las acciones de Endesa y los ADSs. Las ofertas para la adquisición de las acciones de Endesa y los ADSs se hará únicamente de acuerdo con la oferta de compra, carta compromiso y documentos relacionados. Cuando estén disponibles estos materiales, los inversores estadounidenses deben leerlos cuidad osamente (junto con cualquier modificación y complemento de esos materiales) antes de tomar alguna decisión con respecto a la oferta pública de adquisición de acciones porque contendrán información importante, incluyendo los términos y condiciones a la oferta pública de adquisición de acciones. Cuando estén disponibles, los inversores estadounidenses podrán obtener la oferta de compra, carta compromiso y documentos relacionados sin cobro alguno de la página de Internet de la SEC en www.sec.gov y recibirán información en el momento oportuno de cómo obtener sin cargo dichos materiales de Acciona y Enel o de su agente debidamente designado.

Declaraciones a Futuro

Este comunicado puede contener estimaciones y previsiones. Términos como “espera”, “anticipa”, “pretende”, “planea”, “cree”, “persigue”, o “estima” y otras palabras de significado similar ayudan a identificar dichas estimaciones y previsiones, y declaraciones sobre las expectativas de negocio de Acciona, Enel, E.On o Endesa como consecuencia de las operaciones propuestas. Dichas estimaciones y previsiones se basan únicamente en las expectativas actuales del equipo directivo de Enel y están sujetas a incertidumbres y otros factores que podrían dar lugar a diferencias importantes entre las referidas estimaciones y los resultados. Entre estos factores se encuentran la satisfacción de la condiciones de la operaciones propuestas y los cambios del entorno político, económico, regulatorio o de mercado a los que Acciona, Ene l, E.On y Endesa están sujetos. Enel no se compromete en modo alguno a actualizar las referidas estimaciones y previsiones, ni a ajustar las mismas a futuros acontecimientos o evoluciones.

distributed should inform themselves about and observe such restrictions.

Additional Important Information for U.S. Investors

If Acciona and Enel commence a tender offer in the United States, they will file with the SEC a statement that will include an offer to purchase, a letter of transmittal and related documents. The offer to purchase, letter of transmittal and related documents will also be mailed to U.S. holders of record of Endesa shares and holders of American Depositary Shares (ADSs) representing Endesa shares, and be made available for distribution to beneficial owners of Endesa shares and ADSs. The solicitation of offers to buy the Endesa shares and ADSs will only be made pursuant to the offer to purchase, the letter of transmittal and related documents. When they are available, U.S. shareholders should carefully read those materials (as well as any amendments and supplements to those materials) prior to making any decisions with respect to the tender offer because they will contain important information, including the various terms of, and conditions to, the tender offer. When they are available, U.S. shareholders will be able to obtain the offer to purchase, the letter of transmittal and related documents without charge from the SEC's website at www.sec.gov and will receive information at an appropriate time on how to obtain such materials for free from Acciona and Enel or their duly designated agent.

Forward-Looking Statements

This communication may contain forward-looking statements. Forward-looking statements may be identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", "will" or words of similar meaning and include, but are not limited to, statements about the expected future business of Acciona, Enel, E.On or Endesa resulting from and following the proposed transaction. These statements are based on the current expectations of Enel’s management, and are inherently subject to uncertainties and changes in circumstances. Among the factors that could cause actual results to differ materially from those described in the forward-looking statements are factors relating to satisfaction of the conditions to the proposed transaction, and changes in global, political, economic, regulatory and market forces to whic h Acciona, Enel, E.On and Endesa are subject. Enel does not undertake any obligation to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

ANEXO 1: ACUERDO ENTRE ACCIONA, ENEL Y E.ON SUSCRITO EL 2 DE ABRIL DE 2007	ANNEX 1: AGREEMENT BETWEEN ACCIONA, ENEL AND E.ON DATED APRIL 2, 2007

ANEXO 2: TRADUCCIÓN AL CASTELLANO DEL ACUERDO ENTRE ACCIONA, ENEL Y E.ON SUSCRITO EL 2 DE ABRIL DE 2007	ANNEX 2: TRANSLATION INTO SPANISH OF THE AGREEMENT BETWEEN ACCIONA, ENEL AND E.ON DATED APRIL 2, 2007

ANEXO 3: ACUERDO ENTRE ACCIONA Y ENEL, SUSCRITO EL 2 DE ABRIL DE 2007, DE MODIFICACIÓN DEL ACUERDO SOBRE ACCIONES DE ENDESA SUSCRITO POR ACCIONA Y ENEL EL PASADO 26 DE MARZO DE 2007	ANNEX 3: AGREEMENT BETWEEN ACCIONA AND ENEL, DATED APRIL 2, 2007, OF AMENDMENT OF THE COOPERATION AGREMENT BETWEEN ACCIONA AND ENEL DATED MARCH 26, 2007

ANEXO 4: TRADUCCIÓN AL INGLÉS DEL ACUERDO ENTRE ACCIONA Y ENEL, SUSCRITO EL 2 DE ABRIL DE 2007, DE MODIFICACIÓN DEL ACUERDO SOBRE ACCIONES DE ENDESA SUSCRITO POR ACCIONA Y ENEL EL PASADO 26 DE MARZO DE 2007

ANNEX 4: TRANSLATION INTO ENGLISH OF THE AGREEMENT BETWEEN ACCIONA AND ENEL, DATED APRIL 2, 2007, OF AMENDMENT OF THE COOPERATION AGREMENT BETWEEN ACCIONA AND ENEL DATED MARCH 26, 2007